Exhibit 99.1

CUSIP No. 578784100

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G with respect to the Class A Common Stock, par value $0.000005 per share, of CoreWeave, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

MICHAEL N. INTRATOR By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/an Individual Dated: May 15, 2025	PATRICIA A. INTRATOR By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/an Individual Dated: May 15, 2025
OMNADORA CAPITAL LLC By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/Manager of Omnadora Management LLC, its Managing Member Dated: May 15, 2025	INTRATOR FAMILY GST- EXEMPT TRUST By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Co-Trustee Dated: May 15, 2025
OMNADORA MANAGEMENT LLC By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/Manager Dated: May 15, 2025	INTRATOR FAMILY TRUST By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Co-Trustee Dated: May 15, 2025
SILVER THIMBLE RESULTING TRUST By: /s/ Denise M. Matheny Name/Title: Denise M. Matheny/Executive Director of J.P. Morgan Trust Company of Delaware, its Trustee Dated: May 15, 2025	PMI 2024 F&F GRAT By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Trustee Dated: May 15, 2025
COPPER THIMBLE LLC By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/Manager Dated: May 15, 2025